SCHEDULE A

to the

USA MUTUALS

EXPENSE WAIVER AND REIMBURSEMENT AGREEMENT

with

USA MUTUALS ADVISORS, INC.

(As amended on October 10, 2017)

Separate Series of USA MUTUALS

Name of Series	Expense Cap
USA Mutuals Vice Fund	1.24%
USA Mutuals Navigator Fund	1.99%
USA Mutuals/WaveFront Hedged Quantamental Opportunities Fund	1.29%

In the event that a Fund’s operating expenses (excluding front-end or contingent deferred loads, shareholder servicing plan fees, taxes, interest and dividends on short positions, brokerage, acquired fund fees and expenses, extraordinary expenses and class specific expenses like distribution (12b-1) fees) exceed the percentage shown above of that Fund’s average daily net assets on an annual basis, the Advisor shall reduce the amount of the investment advisory fee or assume expenses of the Fund in the amount of such excess, up to the amount of the investment advisory fee payable by the Fund to the Advisor.

USA MUTUALS on behalf of its series listed on Amended Schedule A	USA MUTUALS ADVISORS, INC.

By: /s/ Joseph C. Neuberger Name: Joseph C. Neuberger Title: Chairman	By: /s/ Michael Loukas Name: Michael Loukas Title: President